UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 14, 2020

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 par value	HOS	New York Stock Exchange
Common Stock, $0.01 par value	HOSS	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Transaction Support Agreement

On February 14, 2020, Hornbeck Offshore Services, Inc. (the “Company”) entered into a support agreement (the “Transaction Support Agreement”) with certain holders (the “Supporting Holders”) of the Company’s outstanding 5.875% Senior Notes due 2020 (the “2020 Senior Notes”) and 5.000% Senior Notes due 2021 (together with the 2020 Senior Notes, the “Existing Notes”). In connection with the entry into the Transaction Support Agreement, the Company commenced offers to exchange (the “Exchange Offers”) up to all of the Existing Notes for a combination of its newly issued 10.000% Senior Notes due 2023 (the “2023 Senior Notes”) and 5.500% Senior Notes due 2025 (together with the 2023 Senior Notes, the “New Notes”), a private offer to purchase (the “Cash Tender Offer” and, together with the Exchange Offers, the “Offers”) for cash up to $66.7 million in aggregate principal amount of Existing Notes upon the terms and conditions set forth in a confidential offer to exchange and consent solicitation statement dated February 14, 2020, as well as a solicitation of consents to proposed amendments with respect to the indentures governing the Existing Notes and certain releases (the “Consent Solicitations” and such consents, the “Consents”).

Pursuant to the Transaction Support Agreement, the Supporting Holders have agreed to, among other things: (i) validly tender in the Offers, approximately 80% of the $224.3 million aggregate principal amount of outstanding 2020 Notes and 89% of the $450.0 million aggregate principal amount of outstanding 2021 Senior Notes; (ii) deliver the Consents and associated releases with respect to such Existing Notes; (iii) not to withdraw or revoke any Existing Notes tendered and any Consents and releases delivered in the Offers and Consent Solicitations; and (iv) cooperate with and support the Company’s efforts to consummate the Offers and Consent Solicitations.

The Company’s and the Supporting Holders’ obligations under the Transaction Support Agreement are subject to various customary conditions set forth in the Transaction Support Agreement.

The foregoing description of the Transaction Support Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Transaction Support Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Stockholder Support Agreements

Also on February 14, 2020, and in connection with the entry into the Transaction Support Agreement and the launch of the Offers, the Company entered into support agreements (the “Stockholder Support Agreements”) with certain holders (the “Supporting Stockholders”) of the Company’s issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), representing approximately 52% of the outstanding shares or Common Stock relating to a special meeting of the Company’s stockholders necessary to consummate the Offers (the “Special Meeting”). Pursuant to the Stockholder Support Agreements, the Supporting Stockholders have agreed to: (i) vote all of their shares of Common Stock in favor of (A) the issuance of the New Notes as well as the Common Stock potentially issuable pursuant to the terms of the New Notes, the securities underlying the New Notes and certain warrants issuable in connection with or coincident with the Offers as required by the New York Stock Exchange and (B) certain amendments to the Company’s certificate of incorporation; (ii) not sell, transfer, assign or otherwise dispose of any shares of Common Stock currently held by such Supporting Stockholders prior to the completion of the vote at the Special Meeting, unless the transferee agrees in writing to be bound by a Stockholder Support Agreement; (iii) not support any alternative transactions other than the Offers and Consent Solicitations; and (iv) cooperate with and support the Company’s efforts to consummate the Offers and Consent Solicitations. The Stockholder Support Agreements became effective and all obligations contained therein became binding on the respective parties thereto upon commencement of the Offers.

The Company’s and the Supporting Stockholders’ obligations under the Stockholder Support Agreements are subject to various customary conditions set forth in the Stockholder Support Agreements.

The foregoing description of the Stockholder Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Stockholder Support Agreements, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

The Company has made a draft of the indentures relating to the New Notes available by visiting the “Investors” homepage of the Hornbeck Offshore website at https://hornbeckoffshore.com/.

The information contained in this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On February 14, 2020, the Company issued a press release announcing that it had commenced the Offers as well as the Consent Solicitations. The Offers and Consent Solicitations are being made exclusively pursuant to a confidential Offering Memorandum and Consent Solicitation Statement, which sets forth the terms and conditions of the Offers and Consent Solicitations. A copy of the press release announcing the Offers and Consent Solicitations is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in this Current Report on Form 8-K is for informational purposes only and is not an offer to purchase or exchange or a solicitation of an offer to purchase, exchange or sell any securities, nor shall there be any sale or exchange of any securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Offers and Consent Solicitations and certain stockholder votes required thereby (the “Transactions”). In connection with the Transactions, the Company filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) and intends to file other relevant materials with the SEC, including a proxy statement in definitive form. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Copies of the proxy statement and other relevant materials and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, stockholders may obtain free copies of the proxy statement and other relevant materials by directing a request to: Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 email: ir@hornbeckoffshore.com.

Participants in Proxy Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Transactions. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 26, 2019, and the preliminary proxy statement filed with the SEC in connection with the Transactions on February 14, 2020. Other information regarding the participants in the proxy solicitations in connection with the Transactions, and a description of any interests that they have in the Transactions, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the Transactions when they become available.

Forward-Looking Statements

This communication contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with regard to the Offers and Consent Solicitations. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title or Description

10.1*	Form of Transaction Support Agreement by and among the Company and the Supporting Holders.

10.2*	Form of Stockholder Support Agreement by and among the Company and the Supporting Stockholders.

99.1	Press Release dated February 14, 2020.

*	The schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: February 14, 2020	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer